EXHIBIT 16


August 3, 1998

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Siliconix incorporated and, under the date of January 21, 1998, we reported on the consolidated financial statements of Siliconix incorporated and subsidiaries as of and for the years ended December 31, 1997 and 1996. On July 31, 1998, our appointment as principal accountants was terminated. We have read Siliconix incorporated's statements included under Item 4 of its Form 8-K dated August 3, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Siliconix incorporated's statement that it has not consulted with its newly appointed accountants regarding the application of accounting principles to any transaction, the type of audit opinion that might be rendered on Siliconix incorporated's financial statements or any disagreement or reportable event.

Very truly yours,



/s/ KPMG Peat Marwick LLP



KPMG Peat Marwick LLP